Exhibit 2

2012

THIRD QUARTER RESULTS

Stock Listing Information

NYSE (ADS)

Ticker: CX

Mexican stock exchange

Ticker: CEMEXCPO

Ratio of CEMEXCPO TO CX = 10:1

Investor Relations

In the United States:

+ 1 877 7CX NYSE

In Mexico:

+ 52 (81) 8888 4292

E Mail:

ir@cemex.com

OPERATING AND FINANCIAL HIGHLIGHTS

January September Third Quarter

l t l l t l

2012 2011 % Var. % Var.* 2012 2011 % Var. % Var.*

Consolidated cement volume (thousand

50,077 50,483 (1%) 17,146 17,454 (2%)

of metric tons)

Consolidated ready mix volume

41,199 40,949 1% 14,512 14,513 (0%)

(thousand of cubic meters)

Consolidated aggregates volume

118,874 120,979 (2%) 44,078 43,216 2%

(thousand of metric tons)

Net sales 11,274 11,513 (2%) 2% 3,899 3,977 (2%) 2%

Gross profit 3,301 3,291 0% 5% 1,197 1,177 2% 6%

Gross profit margin 29.3% 28.6% 0.7pp 30.7% 29.6% 1.1pp

Operating income 1,022 742 38% 51% 410 303 35% 41%

Operating income margin 9.1% 6.4% 2.7pp 10.5% 7.6% 2.9pp

Consolidated net income (loss) (408) (1,189) 66% (197) (729) 73%

Controlling interest net income (loss) (420) (1,191) 65% (203) (730) 72%

Operating EBITDA 2,003 1,838 9% 15% 730 671 9% 13%

Operating EBITDA margin 17.8% 16.0% 1.8pp 18.7% 16.9% 1.8pp

Free cash flow after maintenance

(56)	(230) 76% 204 102 100%

capital expenditures

Free cash flow (149) (309) 52% 171 70 146%

Net debt plus perpetual notes 16,866 17,635 (4%) 16,866 17,635 (4%)

Total debt 17,180 17,210 (0%) 17,180 17,210 (0%)

Total debt plus perpetual notes 17,651 18,371 (4%) 17,651 18,371 (4%)

Earnings (loss) per ADS (0.38) (1.08) 65% (0.18) (0.66) 72%

Fully diluted earnings per ADS (0.38) (1.08) 65% (0.18) (0.66) 72%

Average ADSs outstanding 1,114.7 1,107.7 1% 1,117.4 1,109.2 1%

Employees 45,087 44,870 0% 45,087 44,870 0%

In millions of US dollars, except percentages, employees, and per ADS amounts. Average

ADSs outstanding are presented in millions. Please refer to page 8  for end of quarter

CPO equivalent units outstanding.

* Like to like (“l t l”) percentage variations adjusted for investments/divestments and currency fluctuations.

(1)For 2012 and 2011, the effects on the denominator and numerator of potential dilutive shares generate anti dilution; therefore, there is no change between the reported basic and diluted loss per share.

Consolidated net sales in the third quarter of 2012 decreased to US$3,899 million, representing a decline of 2% compared with the third quarter of 2011, or an  increase of 2% on a like to like basis for the ongoing operations and for foreign exchange fluctuations. The  like to like increase in consolidated net sales was due to higher prices in local currency  terms in most of our regions partially mitigated by lower volumes in Northern Europe and the Mediterranean  operations.

Cost of sales as a percentage of net sales decreased by 1.1pp  during the third quarter of 2012 compared to the same period last year. The decrease was mainly  the result of savings from our cost reduction initiatives and lower fuel costs.

Selling, general and administrative (SG&A) expenses as a percentage  of net sales decreased by

1.8pp during the third quarter of 2012 compared with the same  period last year, from 22.0% to 20.2%.

The decrease in SG&A expenses during the quarter was mainly due  to savings from our cost reduction initiatives.

Operating EBITDA increased by 9% to US$730 million during the third  quarter of 2012 compared with the same period last year. The increase was mainly due to  higher contributions from Mexico,

U.S., and the South, Central America and the Caribbean, and Asia  regions, as well as our cost reduction initiatives. On a like to like basis for the ongoing operations and adjusting for foreign exchange fluctuations, operating EBITDA increased by 13% in the third  quarter of 2012 compared with the same period last year. Operating EBITDA margin increased  by 1.8pp from 16.9% in the third quarter of 2011 to 18.7% this quarter, mainly as a  result of savings from our cost reduction initiatives, as well as higher prices in local currency terms in  most of our regions, partially mitigated by lower volumes in Northern Europe and the Mediterranean  operations.

Other expenses, net, for the quarter were US$168 million, which  included mainly a provision related to the implementation phase of the outsourcing agreement for back office services as well as impairments of fixed assets.

Gain (loss) on financial instruments for the quarter was a gain  of US$19 million, resulting mainly from our equity derivatives related to CEMEX shares.

Controlling interest net income (loss) was a loss of US$203 million  in the third quarter of 2012,

versus a loss of US$730 million in the same quarter of 2011.  The smaller quarterly loss is primarily due to a higher operating income, a lower foreign exchange loss  and a gain on financial instruments versus a loss in the third quarter of 2011; all of them  partially mitigated by an increase in other expenses, net.

Total debt plus perpetual notes increased by US$14 million during  the quarter.

2012 Third Quarter Results Page 2

OPERATING RESULTS

Mexico

January September Third Quarter

2012 2011 % Var. 2012 2011 % Var.

Var.* Var.*

Net sales 2,545 2,661 (4%) 4% 875 856 2% 6%

Operating EBITDA 910 894 2% 11% 313 289 9% 13%

Operating EBITDA margin 35.8% 33.6% 2.2pp 35.8% 33.7% 2.1pp

In millions of US dollars, except percentages.

Domestic gray cement Ready mix Aggregates

Year over year percentage January September Third Quarter January September Third Quarter January September Third Quarter

variation

Volume 1% 4% (4%) 0% (2%) 8%

Price (USD) (6%) (2%) (4%) 0% (7%) (3%)

Price (local currency) 3% 3% 5% 4% 2% 1%

Our Mexican operations’ domestic gray cement volumes increased by 4% during the quarter versus the same  period last year, while ready mix volumes remained flat during the same period. During the first nine months of the year, domestic gray cement volumes increased by  1% while ready mix volumes declined by 4% versus the comparable period a year ago.

During the quarter, bulk cement and ready mix volumes were affected by lower than expected infrastructure activity in cement intensive projects and a weak formal residential sector. The decline in volumes in the formal residential s ctor reflects the continued working capital financing constra nts faced by homebuilders. Favorable performance from the infor mal residential and industrial and commercial sectors mitigated declines in these sectors.

United States

January September Third Quarter

l

2012 2011 % Var. 2012 2011 % Var.

Var.* Var.*

Net sales 2,305 1,934 19% 15% 826 734 12% 12%

Operating EBITDA 30 (74) N/A N/A 27 (11) N/A N/A

Operating EBITDA margin 1.3% (3.8%) 5.1pp 3.3% (1.6%) 4.9pp

In millions of US dollars, except percentages.

Domestic gray cement Ready mix Aggregates

Year over year percentage January September Third Quarter January

September Third Quarter January September Third Quarter

variation

Volume 16% 8% 24% 13% 11% 14%

Price (USD) 1% 2% 3% 3% 1% (4%)

Price (local currency) 1% 2% 3% 3% 1% (4%)

Domestic gray cement, ready mix and aggregates volumes for CEMEX’s operations in the

United States increased by 8%, 13% and 14%, respectively, during  the third quarter of 2012 versus the same period last yea

r. During the first nine months of the year and on a year over year basis, domestic gray cement,

ready mix and aggregates increased by 16%, 24% and 11%, respectively. On a like to like basis for the ongoing operations, ready mix and aggregates volumes increased by 16% and 10%, respectively,

during the first nine months of the year versus the comparable  period in 2011. Sales volumes for the quarter reflect an improved demand in most of our markets and  regions. Activity from the residential sector continues its positive trend. The industrial and commercial sector also shows a strong performance driven by the manufacturing, lo

dging, office and commercial segments.

2012 Third Quarter Results Page 3

OPERATING RESULTS

Northern Europe

January September Third Quarter

2012 2011 % Var. 2012 2011 % Var.

Var.* Var.*

Net sales 3,086 3,633 (15%) (8%) 1,105 1,302 (15%) (7%)

Operating EBITDA 324 332 (2%) 5% 143 173 (18%) (10%)

Operating EBITDA margin 10.5% 9.1% 1.4pp 12.9% 13.3% (0.4pp)

In millions of US dollars, except percentages.

Domestic gray cement Ready mix Aggregates

Year over year percentage January September Third Quarter January September Third Quarter January September Third Quarter

variation

Volume (13%) (11%) (8%) (6%) (8%) (5%)

Price (USD) (6%) (7%) (7%) (8%) (5%) (6%)

Price (local currency) 2% 1% 2% 1% 3% 2%

Our domestic gray cement volumes in the Northern Europe region  decreased by 11% during the third quarter of 2012 and decreased by 13% during the  first nine months of the year versus the same periods in 2011.

In the United Kingdom, during the quarter and on a year over year basis, volumes for domestic gray cement, ready mix and aggregates decreased by 5%, 10% and 10%, respectively. For the first nine months of the year our domestic gray cement volumes, ready mix and aggregates declined by 9%, 14% and 13%, respectively, versus the comparable period in the previous year.

The deteriorating macroeconomic conditions have impacted the construction  sector in the country. The year over year decrease in volumes in the quarter reflects continued adverse weather conditions as well as some slowdown due to the celebration of  the Olympics.

In our operations in France, domestic ready mix volumes decreased by 3% and our aggregates volumes declined by 2% during the third quarter of 2012 versus the comparable period  last year. During the first nine months of the year, ready mix volumes decreased by 4% and our aggregates volumes declined by 5%, on a year over year basis. The economic slowdown and adverse weather conditions during the months of July and August affected the construction activity for  the quarter. Difficulty to obtain credit for household and the elimination of tax incentives caused a decline in the residential sector. The  infrastructure sector continues to be supported by ongoing projects.

In Germany, our domestic gray cement volumes decreased by 10%  during the third quarter and decreased by 13% during the first nine months of the year versus the comparable periods in 2011. The  residential sector continued to be the main driver of demand. Adverse weather conditions during the first quarter and overall bottlenecks in  the construction industry have affected construction work and increased the backlog of projects.

Domestic gray cement volumes for our operations in Poland declined by 10% during the quarter and by  12% during the first nine months of the year versus the comparable periods in 2011. During the quarter, within a context of tight  fiscal consolidation, infrastructure spending declined particularly from a very high consumption base in 2011, as road and sports infrastructure projects built in anticipation to the EURO 2012 championship came to an end.

2012 Third Quarter Results Page 4

OPERATING RESULTS

Mediterranean

January September Third Quarter

2012 2011 % Var. 2012 2011 % Var.

Var.* Var.*

Net sales 1,103 1,337 (17%) (12%) 342 425 (19%) (13%)

Operating EBITDA 293 345 (15%) (10%) 99 104 (5%) 2%

Operating EBITDA margin 26.5% 25.8% 0.7pp 28.9% 24.6% 4.3pp

In millions of US dollars, except percentages.

Domestic gray cement Ready mix Aggregates

Year over year percentage January September Third Quarter January September Third Quarter January September Third Quarter

variation

Volume (20%) (20%) (11%) (12%) (17%) (16%)

Price (USD) (7%) (6%) (4%) (6%) (6%) (8%)

Price (local currency) (2%) (1%) 5% 4% 3% 3%

Our domestic gray cement volumes in the Mediterranean region decreased  by 20% during the third quarter and decreased by 20% during the first nine months of the year versus the same periods in  2011.

Domestic gray cement volumes for our operations in Spain decreased  by 41% and our ready mix volumes declined by 45% on a year over year basis during the quarter. For the first nine months of the year, domestic gray cement volumes decreased by 42%, while ready mix volumes declined by 46% compared with the same period in 2011. The decrease in volumes for building materials during the quarter  reflects the continued weak demand from all segments. Economic uncertainty, limited credit availability and high inventories continue to affect the  performance of the residential sector. Continued focus of the government on fiscal austerity keeps infrastructure spending at very low levels.

In Egypt, our domestic gray cement volumes decreased by 10% during  the third quarter of 2012 and decreased by 10% during the first nine months of the year versus the comparable periods in 2011. The  main driver of demand continues to be the informal residential sector. Infrastructure spending is minimal.

South, Central America and the Caribbean

d Quarter

2012 2011 % Var. 2012 2011 % Var.

Var.* Var.*

Net sales 1,574 1,298 21% 22% 520 454 15% 16%

Operating EBITDA 544 376 45% 45% 177 142 25% 25%

Operating EBITDA margin 34.6% 28.9% 5.7pp 34.0% 31.2% 2.8pp

In millions of US dollars, except percentages.

Domestic grey cement Ready mix Aggregates

Year over year percentage January September Third Quarter January September Third Quarter January September Third Quarter

variation

Volume 6% 5% 6% (1%) 8% 2%

Price (USD) 11% 9% 18% 15% 12% 13%

Price (local currency) 12% 10% 17% 15% 11% 12%

Our domestic gray cement volumes in the region increased by 5% during the third quarter of 2012  and increased by 6% during the first nine months of the year versus the comparable periods last year.

Domestic gray cement volumes for our operations in Colombia remained  flat during the third quarter and increased by 6% during the first nine months of the year on a year over year basis. Our quarterly cement volumes reflect two fewer business days versus third quarter 2011 as well as increased cement pre ordering in anticipation to the July price increase. The industrial and commercial sector continued with its positive trend, especially in the construction of hotels, and shopping centers. Infrastructure projects at the  local level have been limited as new governors and mayors have recently taken office in different entities. Government projects at the  federal level continue.

2012 Third Quarter Results Page 5

OPERATING RESULTS

Asia

January September Third Quarter

2012 2011 % Var. 2012 2011 % Var.

Var.* Var.*

Net sales 403 381 6% 6% 133 130 2% 1%

Operating EBITDA 70 63 11% 11% 28 19 46% 44%

Operating EBITDA margin 17.4% 16.5% 0.9pp 21.3% 14.9% 6.4pp

In millions of US dollars, except percentages.

Domestic grey cement Ready mix Aggregates

Year over year percentage January September Third Quarter January September Third Quarter January September Third Quarter

variation

Volume 13% 7% (19%) (24%) (54%) (59%)

Price (USD) 6% 12% (0%) (2%) (10%) (15%)

Price (local currency) 6% 11% 0% (1%) (8%) (13%)

Our domestic gray cement volumes in the region increased by 7%  during the third quarter and increased by 13% during the first nine months of 2012 on a year over year basis. ‘

In the Philippines, our domestic gray cement volumes increased by  8% during the third quarter and increased by 15% during the first nine months of 2012 versus the comparable periods of last year.  Volumes for the quarter benefited from the continued recovery in infrastructure spending. Strong levels of remittances bolstered growth in the  residential sector. In addition, the industrial and commercial sector also exhibited growth during the quarter.

2012 Third Quarter Results Page 6

OPERATING EBITDA, FREE CASH FLOW AND DEBT RELATED INFORMATION

Operating EBITDA and free cash flow

January September Third Quarter

2012 2011 % Var 2012 2011 % Var

Operating income 1,022 742 38% 410 303 35%

+ Depreciation and operating amortization 981 1,097 320 368

Operating EBITDA 2,003 1,838 9% 730 671 9%

Net financial expense 1,026 1,001 344 348

Maintenance capital expenditures 219 159 96 72

Change in working capital 513 640 51 99

Taxes paid 298 169 48 19

Other cash items (net) 3 100 (12) 30

Free cash flow after maintenance capital expenditures (56) (230) 76% 204 102 100%

Strategic capital expenditures 93 79 33 32

Free cash flow (149) (309) 52% 171 70 146%

In millions of US dollars, except percentages.

The free cash flow during the quarter was used mainly to  replenish our cash balance and for general corporate purposes.

Our debt during the quarter reflects a negative foreign exchange conversion effect of US$56 million.

Information on Debt and Perpetual Notes

Second Third

Third Quarter Quarter Quarter

2012 2011 % Var 2012 2012 2011

Total debt (1) 17,180 17,210 (0%) 17,167 Currency denomination

Short term 1% 2% 1% US dollar 82% 78%

Long term 99% 98% 99% Euro 16% 19%

Perpetual notes 471 1,161 (59%) 470 Mexican peso 2% 3%

Cash and cash equivalents 785 736 7% 625 Other 0% 0%

Net debt plus perpetual notes 16,866 17,635 (4%) 17,012

Interest rate

Consolidated funded debt (2)/ EBITDA (3) 5.98 6.15 Fixed 59% 56%

Variable 41% 44%

Interest coverage (3) (4) 2.03 1.99

In millions of US dollars, except percentages and ratios.

(1) Includes convertible notes and capital leases, in accordance with International Financial Reporting Standards (IFRS).

(2) Consolidated funded debt as of September 30, 2012 was US$15,207 million, in accordance with our contractual obligations under the Facilities Agreement.

(3)	EBITDA calculated in accordance with IFRS.
(4)	Interest expense calculated in accordance with our contractual obligations under the Facilities Agreement.

2012 Third Quarter Results Page 7

EQUITY RELATED AND DERIVATIVE INSTRUMENTS INFORMATION

Equity related information

One CEMEX ADS represents ten CEMEX CPOs. The following amounts are  expressed in CPO terms.

Beginning of quarter CPO equivalent units outstanding 10,880,317,265

Stock based compensation 36,892,479

End of quarter CPO equivalent units outstanding 10,917,209,744

Outstanding units equal total CPOs issued by CEMEX less CPOs held  in subsidiaries. CEMEX has outstanding mandatory convertible notes which, upon conversion, will increase the number of CPOs outstanding by approximately 194 million, subject to antidilution adjustments.

Employee long term compensation plans

As of September 30, 2012, executives had outstanding options on a  total of 11,992,356 CPOs, with a weighted average strike price of approximately US$1.40 per CPO (equivalent to US$13.99 per  ADS). Starting in 2005, CEMEX began offering executives a restricted stock ownership program. As of September 30, 2012, our executives held 31,613,700 restricted CPOs,

representing 0.3% of our total CPOs outstanding as of such date.

Derivative instruments

The following table shows the notional amount for each type of  derivative instrument and the aggregate fair market value for all of CEMEX’s derivative instruments as of the last day of each  quarter presented.

Third Quarter Second Quarter

2012 2011 2012

Notional amounts of equity related derivatives (1) (2) (3) 2,774 2,802 2,774

Estimated aggregate fair market value (1) (2) (4) (5) (57) 2 (11)

In millions of US dollars.

The estimated aggregate fair market value represents the approximate settlement result as of the valuation  date, based upon quoted market prices and estimated settlement costs, which fluctuate  over time. Fair market values and notional amounts do not represent amounts of cash currently exchanged between the parties; cash  amounts will be determined upon termination of the contrac ts considering the notional amounts and quoted market prices as  well as other derivative items as of the settlement date. Fair market values should not be viewed in isolation, but rather in relation to the fair market values of the  underlying hedge transactions and the overall reduction in CEMEX’s exposure to the risks being  hedged.

Note: Under IFRS, companies are required to recognize all derivative  financial instruments on the balance sheet as assets or liabilities, at their estimated fair market value, with changes in such fair market values recorded in the income statement,  except when transactions are entered into for cash flow hedging purposes, in which case changes in the fair market value of the related derivative instruments are recognized temporarily in equity and then reclassified into earnings as the inverse effects  of the underlying hedged items flow through the income statement. As of September 30, 2012,

in connection with the fair market value recognition of its derivatives portfolio, CEMEX recognized increases  in its assets and liabilities resulting in a net a liability of US$3 million,  including a liability of US$232 million corresponding to an equity embedded derivative related to our convertible notes, which according to our  debt agreements, is presented net of the assets associated with the derivative instruments. The notional amounts of derivatives substantially match  the amounts of underlying assets, liabilities, or equity transactions on which the derivatives are being entered into.

(1)Excludes an interest rate swap related to our long term energy contracts. As of September 30, 2012, the notional amount of this derivative was US$185 million, with a positive fair market  value of approximately US$52 million.

(2)Excludes two exchange rate derivatives, as of September 30, 2012,  the notional amount of both derivatives were US$100, with a positive fair market value of approximately US$1 million.

(3)Includes a notional amount of US$360 million in connection with  a guarantee by CEMEX of a financial transaction entered into by its employees’ pension fund trust. As of September 30, 2012, the  fair value of this financial guarantee represented a liability of US$38 million, which is net of a collateral deposit of US$126  million.

(4) Net of a cash collateral deposited under open positions. Cash collateral was US$140 million as of September 30, 2012.

(5)Includes, as required by IFRS, changes in fair value of  conversion call options embedded in CEMEX’s convertible notes, representing as of September 30, 2012 and 2011 US$232 million and US$26  million, respectively.

2012 Third Quarter Results Page 8

OPERATING RESULTS

Consolidated Income Statement & Balance Sheet

CEMEX, S.A.B. de C.V. and Subsidiaries

(Thousands of U.S. Dollars, except per ADS amounts)

January September Third Quarter

like to like like to like

INCOME STATEMENT 2012 2011 % Var. % Var.* 2012 2011 % Var. % Var.*

Net Sales 11,273,796 11,512,525 (2%) 2% 3,899,010 3,976,795 (2%) 2%

Cost of Sales (7,972,792) (8,222,018) 3% (2,701,616) (2,799,648) 4%

Gross Profit 3,301,005 3,290,507 0% 5% 1,197,394 1,177,147 2% 6%

Selling, General and Administrative Expenses (2,279,206) (2,548,966) 11% (787,159) (874,129) 10%

Operating Income 1,021,798 741,540 38% 51% 410,235 303,018 35% 41%

Other Expenses, Net (204,018) (282,101) 28% (168,270) (55,409) (204%)

Operating Income After Other Expenses, Net 817,780 459,439 78% 241,965 247,609 (2%)

Financial Expenses (1,079,174) (1,034,094) (4%) (363,590) (364,707) 0%

Financial Income 34,333 26,267 31% 10,519 9,087 16%

Exchange Gain (loss), Net 21,417 (104,281) N/A (3,242) (228,409) 99%

Gain (loss) on Financial Instruments 31,352 (35,613) N/A 19,283 (87,325) N/A

Total Comprehensive Financing (cost) Income (992,072) (1,147,721) 14% (337,030) (671,353) 50%

Net Income Before Income Taxes (174,292) (688,282) 75% (95,065) (423,745) 78%

Income Tax (265,865) (466,476) 43% (122,955) (300,636) 59%

Net Income Before Participation

of Uncons. Subs. (440,157) (1,154,758) 62% (218,020) (724,380) 70%

Participation in Unconsolidated Subsidiaries 32,571 (33,894) N/A 20,623 (4,891) N/A

Consolidated Net Income (loss) (407,586) (1,188,652) 66% (197,397) (729,271) 73%

Non controlling Interest Net Income (loss) 12,118 2,252 438% 5,317 322 1553%

CONTROLLING INTEREST NET INCOME (LOSS) (419,704) (1,190,904) 65% (202,714) (729,593) 72%

Operating EBITDA 2,003,150 1,838,039 9% 15% 730,005 670,579 9% 13%

Earnings (loss) per ADS (0.38) (1.08) 65% (0.18) (0.66) 72%

As of September 30

BALANCE SHEET 2012 2011 % Var.

Total Assets 39,029,308 39,196,389 (0%)

Cash and Temporary Investments 785,237 736,267 7%

Trade Accounts Receivables 2,182,687 2,217,867 (2%)

Other Receivables 499,675 394,551 27%

Inventories 1,288,113 1,308,021 (2%)

Other Current Assets 317,606 355,460 (11%)

Current Assets 5,073,319 5,012,165 1%

Fixed Assets 16,510,203 16,973,808 (3%)

Other Assets 17,445,786 17,210,415 1%

Total Liabilities 26,841,805 26,258,370 2%

Current Liabilities 4,250,027 4,559,107 (7%)

Long Term Liabilities 14,807,684 14,905,267 (1%)

Other Liabilities 7,784,093 6,793,996 15%

Consolidated Stockholders’ Equity 12,187,503 12,938,018 (6%)

Non controlling Interest and Perpetual Instruments 694,778 1,419,551 (51%)

Stockholders’ Equity Attributable to Controlling Interest 11,492,725 11,518,467 (0%)

2012 Third Quarter Results Page 9

OPERATING RESULTS

Consolidated Income Statement & Balance Sheet

CEMEX, S.A.B. de C.V. and Subsidiaries

(Thousands of Mexican Pesos in nominal terms, except per ADS amounts)

January September Third Quarter

INCOME STATEMENT 2012 2011 % Var. 2012 2011 % Var.

Net Sales 148,926,851 139,301,555 7% 51,232,988 50,306,459 2%

Cost of Sales (105,320,577) (99,486,423) (6%) (35,499,228) (35,415,545) (0%)

Gross Profit 43,606,274 39,815,132 10% 15,733,760 14,890,915 6%

Selling, General and Administrative Expenses (30,108,317) (30,842,494) 2% (10,343,274) (11,057,736) 6%

Operating Income 13,497,957 8,972,638 50% 5,390,485 3,833,179 41%

Other Expenses, Net (2,695,078) (3,413,421) 21% (2,211,064) (700,930) (215%)

Operating Income After Other Expenses, Net 10,802,879 5,559,217 94% 3,179,422 3,132,249 2%

Financial Expenses (14,255,891) (12,512,543) (14%) (4,777,576) (4,613,540)  (4%)

Financial Income 453,544 317,826 43% 138,223 114,951 20%

Exchange Gain (loss), Net 282,913 (1,261,794) N/A (42,596) (2,889,376) 99%

Gain (loss) on Financial Instruments 414,164 (430,918) N/A 253,375 (1,104,656) N/A

Total Comprehensive Financing (cost) Income (13,105,270) (13,887,429) 6% (4,428,574) (8,492,621) 48%

Net Income Before Income Taxes (2,302,391) (8,328,212) 72% (1,249,152) (5,360,372) 77%

Income Tax (3,512,081) (5,644,357) 38% (1,615,635) (3,803,040) 58%

Net Income Before Participation

of Uncons. Subs. (5,814,472) (13,972,569) 58% (2,864,787) (9,163,411) 69%

Participation in Unconsolidated Subsidiaries 430,261 (410,120) N/A 270,987 (61,871) N/A

Consolidated Net Income (loss) (5,384,209) (14,382,689) 63% (2,593,799) (9,225,283) 72%

Non controlling Interest Net Income (loss) 160,079 27,254 487% 69,866 4,070 1617%

CONTROLLING INTEREST NET INCOME (LOSS) (5,544,288) (14,409,943) 62% (2,663,665) (9,229,353) 71%

Operating EBITDA 26,461,613 22,240,271 19% 9,592,272 8,482,820 13%

Earnings (loss) per ADS (4.97) (13.01) 62% (2.38) (8.32) 71%

As of September 30

BALANCE SHEET 2012 2011 % Var.

Total Assets 502,307,193 543,653,910 (8%)

Cash and Temporary Investments 10,106,004 10,212,018 (1%)

Trade Accounts Receivables 28,091,188 30,761,810 (9%)

Other Receivables 6,430,821 5,472,427 18%

Inventories 16,578,014 18,142,247 (9%)

Other Current Assets 4,087,595 4,930,228 (17%)

Current Assets 65,293,622 69,518,729 (6%)

Fixed Assets 212,486,306 235,426,720 (10%)

Other Assets 224,527,264 238,708,460 (6%)

Total Liabilities 345,454,027 364,203,598 (5%)

Current Liabilities 54,697,853 63,234,813 (14%)

Long Term Liabilities 190,574,891 206,736,057 (8%)

Other Liabilities 100,181,283 94,232,727 6%

Consolidated Stockholders’ Equity 156,853,166 179,450,312 (13%)

Non controlling Interest and Perpetual Instruments 8,941,791 19,689,169 (55%)

Stockholders’ Equity Attributable to Controlling Interest 147,911,375 159,761,143 (7%)

2012 Third Quarter Results Page 10

OPERATING RESULTS

Operating Summary per Country

In thousands of U.S. dollars

January September Third Quarter

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NET SALES 2012 2011 % Var. % Var. * 2012 2011 % Var. % Var. *

Mexico 2,545,195 2,661,434 (4%) 4% 874,556 856,314 2% 6%

U.S.A. 2,305,377 1,934,112 19% 15% 825,737 734,193 12% 12%

Northern Europe 3,085,616 3,632,851 (15%) (8%) 1,105,346 1,302,016 (15%) (7%)

Mediterranean 1,103,189 1,336,986 (17%) (12%) 342,469 424,555 (19%) (13%)

South, Central America and the Caribbean 1,573,988 1,297,734 21% 22% 520,334 453,703 15% 16%

Asia 402,729 381,369 6% 6% 132,646 130,455 2% 1%

Others and intercompany eliminations 257,702 268,040 (4%) (4%) 97,923 75,558 30% 30%

TOTAL 11,273,796 11,512,525 (2%) 2% 3,899,010 3,976,795 (2%) 2%

GROSS PROFIT

Mexico 1,257,121 1,272,670 (1%) 8% 435,527 404,564 8% 12%

U.S.A. 174,713 (22,616) N/A 892% 98,324 21,195 364% 364%

Northern Europe 759,280 884,048 (14%) (8%) 315,442 360,159 (12%) (5%)

Mediterranean 369,989 459,782 (20%) (14%) 120,879 136,922 (12%) (5%)

South, Central America and the Caribbean 737,891 502,879 47% 47% 239,941 181,108 32% 33%

Asia 97,994 100,317 (2%) (3%) 37,948 31,573 20% 19%

Others and intercompany eliminations (95,983) 93,427 N/A N/A (50,667) 41,627 N/A N/A

TOTAL 3,301,005 3,290,507 0% 5% 1,197,394 1,177,147 2% 6%

OPERATING INCOME

Mexico 761,687 745,998 2% 11% 264,935 242,327 9% 14%

U.S.A. (347,364) (486,889) 29% 32% (92,502) (141,326) 35% 35%

Northern Europe 139,011 104,238 33% 42% 82,035 97,024 (15%) (7%)

Mediterranean 206,179 253,276 (19%) (14%) 71,695 74,242 (3%) 4%

South, Central America and the Caribbean 481,461 298,353 61% 61% 155,667 114,371 36% 37%

Asia 48,980 41,363 18% 19% 21,071 12,249 72% 71%

Others and intercompany eliminations (268,156) (214,798) (25%) (39%) (92,667) (95,868) 3% (4%)

TOTAL 1,021,798 741,540 38% 51% 410,235 303,018 35% 41%

2012 Third Quarter Results Page 11

OPERATING RESULTS

Operating Summary per Country

EBITDA in thousands of U.S. dollars. EBITDA margin as a percentage  of net sales.

January September Third Quarter

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OPERATING EBITDA 2012 2011 % Var. % Var. * 2012 2011 % Var. % Var. *

Mexico 910,449 894,373 2% 11% 313,391 288,650 9% 13%

U.S.A. 29,764 (73,784) N/A N/A 27,174 (11,449) N/A N/A

Northern Europe 324,303 331,815 (2%) 5% 142,903 173,412 (18%) (10%)

Mediterranean 292,689 344,973 (15%) (10%) 99,100 104,370 (5%) 2%

South, Central America and the Caribbean 544,005 375,602 45% 45% 176,813 141,564 25% 25%

Asia 70,172 63,071 11% 11% 28,259 19,419 46% 44%

Others and intercompany eliminations (168,233) (98,010) (72%) (102%) (57,633) (45,387) (27%) (44%)

TOTAL 2,003,150 1,838,039 9% 15% 730,005 670,579 9% 13%

OPERATING EBITDA MARGIN

Mexico 35.8% 33.6% 35.8% 33.7%

U.S.A. 1.3% (3.8%) 3.3% (1.6%)

Northern Europe 10.5% 9.1% 12.9% 13.3%

Mediterranean 26.5% 25.8% 28.9% 24.6%

South, Central America and the Caribbean 34.6% 28.9% 34.0% 31.2%

Asia 17.4% 16.5% 21.3% 14.9%

TOTAL 17.8% 16.0% 18.7% 16.9%

2012 Third Quarter Results Page 12

OPERATING RESULTS

Volume Summary

Consolidated volume summary

Cement and aggregates: Thousands of metric tons. Ready mix: Thousands of cubic meters.

January September Third Quarter

2012 2011 % Var. 2012 2011 % Var.

Consolidated cement volume 1 50,077 50,483 (1%) 17,146 17,454 (2%)

Consolidated ready mix volume 2 41,199 40,949 1% 14,512 14,513 (0%)

Consolidated aggregates volume 2 118,874 120,979 (2%) 44,078 43,216 2%

Per country volume summary

January September Third Quarter Third Quarter 2012 Vs.

DOMESTIC GRAY CEMENT VOLUME 2012 Vs. 2011 2012 Vs. 2011 Second Quarter 2012

Mexico 1% 4% 1%

U.S.A. 16% 8% (1%)

Northern Europe (13%) (11%) 8%

Mediterranean (20%) (20%) (6%)

South, Central America and the Caribbean 6% 5% (1%)

Asia 13% 7% (11%)

READY MIX VOLUME

Mexico (4%) 0% 9%

U.S.A. 24% 13% 6%

Northern Europe (8%) (6%) 1%

Mediterranean (11%) (12%) (8%)

South, Central America and the Caribbean 6% (1%) (3%)

Asia (19%) (24%) (7%)

AGGREGATES VOLUME

Mexico (2%) 8% 15%

U.S.A. 11% 14% 13%

Northern Europe (8%) (5%) 4%

Mediterranean (17%) (16%) (2%)

South, Central America and the Caribbean 8% 2% 1%

Asia (54%) (59%) (37%)

1 Consolidated cement volume includes domestic and export volume of  gray cement, white cement, special cement, mortar and clinker.

2 The 2011 consolidated volumes do not include the Ready Mix  USA’s volumes from April 1, 2011 to July 31, 2011 due to the IFRS migration which changed Ready Mix consolidation date from August  1, 2011 to March 31, 2011.

2012 Third Quarter Results Page 13

OPERATING RESULTS

Price Summary

Variation in U.S. Dollars

January September Third Quarter Third Quarter 2012 Vs.

DOMESTIC GRAY CEMENT PRICE 2012 Vs. 2011 2012 Vs. 2011 Second Quarter 2012

Mexico (6%) (2%) 2%

U.S.A. 1% 2% 0%

Northern Europe (*) (6%) (7%) (2%)

Mediterranean (*) (7%) (6%) (4%)

South, Central America and the Caribbean (*) 11% 9% 2%

Asia (*) 6% 12% 3%

READY MIX PRICE

Mexico (4%) 0% 2%

U.S.A. 3% 3% 1%

Northern Europe (*) (7%) (8%) (2%)

Mediterranean (*) (4%) (6%) (3%)

South, Central America and the Caribbean (*) 18% 15% 0%

Asia (*) (0%) (2%) 1%

AGGREGATES PRICE

Mexico (7%) (3%) 2%

U.S.A. 1% (4%) (5%)

Northern Europe (*) (5%) (6%) (2%)

Mediterranean (*) (6%) (8%) (2%)

South, Central America and the Caribbean (*) 12% 13% 4%

Asia (*) (10%) (15%) (5%)

(*) Volume weighted average price.

2012 Third Quarter Results Page 14

OPERATING RESULTS

Price Summary

Variation in Local Currency

January September Third Quarter Third Quarter 2012 Vs.

DOMESTIC GRAY CEMENT PRICE 2012 Vs. 2011 2012 Vs. 2011 Second Quarter 2012

Mexico 3% 3% (1%)

U.S.A. 1% 2% 0%

Northern Europe (*) 2% 1% (2%)

Mediterranean (*) (2%) (1%) (3%)

South, Central America and the Caribbean (*) 12% 10% 2%

Asia (*) 6% 11% 2%

READY MIX PRICE

Mexico 5% 4% (2%)

U.S.A. 3% 3% 1%

Northern Europe (*) 2% 1% (1%)

Mediterranean (*) 5% 4% 0%

South, Central America and the Caribbean (*) 17% 15% 1%

Asia (*) 0% (1%) 1%

AGGREGATES PRICE

Mexico 2% 1% (2%)

U.S.A. 1% (4%) (5%)

Northern Europe (*) 3% 2% (1%)

Mediterranean (*) 3% 3% 1%

South, Central America and the Caribbean (*) 11% 12% 4%

Asia (*) (8%) (13%) (5%)

(*) Volume weighted average price.

2012 Third Quarter Results Page 15

CEMEX announces pricing of U.S.$1.5 billion in senior secured notes

On October 4, 2012, CEMEX announced the pricing of U.S.$1.5 billion aggregate principal amount of senior secured notes (the “Notes”)

denominated in U.S. dollars. The Notes issued by CEMEX Finance LLC bear interest at an annual rate of 9.375% and mature in 2022. The Notes were issued at par and will be callable commencing on their 5th anniversary. The closing of the offering occurred on October 12, 2012.

CEMEX intends to use the net proceeds from the offering to prepay principal outstanding under CEMEX’s Facilities Agreement, dated

September 17, 2012, thereby allowing CEMEX to satisfy the March 31,

2013 U.S.$1.0 billion prepayment milestone and the February 14, 2014

U.S.$500 million amortization payment thereunder. These payments will reduce the interest rate on the Facilities Agreement debt by 25 basis points. The Notes share in the collateral pledged for the benefit of the lenders under the Facilities Agreement and other secured obligations having the benefit of such collateral, and are guaranteed by CEMEX,

CEMEX México, S.A. de C.V., CEMEX España, S.A., CEMEX Corp., CEMEX

Concretos, S.A. de C.V., Empresas Tolteca de México, S.A. de C.V., New

Sunward Holding B.V., Cemex Research Group AG, Cemex Shipping B.V.,

Cemex Asia B.V., CEMEX France Gestion (S.A.S.), CEMEX UK and Cemex

Egyptian Investments B.V.

CEMEX introduces Fortium ICF

On September 25, 2012, CEMEX and CEMEX USA, announced the launch in the United States of Fortium ICF, a new construction material specifically engineered to reduce the time and material needed to build vertical concrete wall systems, such as Insulated Concrete Form (ICF)

building envelopes, while providing substantial savings in long term maintenance and energy costs. Fortium ICF employs cutting edge advancements in mineralogy and nanotechnology to improve the performance of concrete at a microscopic level, and eliminates fully up to

75% of the steel reinforcement typically required for vertical concrete construction. The result is a concrete structure that is built 50% faster with turn key savings of over 32% compared to traditional ICF construction. As CEMEX’s most recent addition to its growing portfolio of products and initiatives that significantly reduce environmental impacts,

Fortium ICF is a product that delivers energy and CO2 savings. Each home built with Fortium ICF reduces building emissions by a total of 170 metric tons of CO2 over the course of 30 years.

CEMEX to increase cement production capacity in The Philippines

On September 17, 2012, CEMEX announced that it is planning to expand the cement production capacity of its APO plant in the Philippines by 1.5 million metric tons per year. Through an investment of approximately

US$65 million, the company will increase production and strengthen its distribution network to better serve high demand areas throughout the country. The increase is expected to be operational by the first quarter of

2014. With this new investment, CEMEX will keep pace with the

Philippines market’s rapid growth. The country registered a gross domestic product growth of 6.1% in the first half of 2012, according to the National Statistical Coordination Board. The Metropolitan Manila

Development Authority has begun multiple infrastructure projects as the country recovers from damage caused by extreme weather conditions.

CEMEX announces successful completion of refinancing

On September 17, 2012, CEMEX announced that it has successfully completed the previously announced refinancing of its Financing

Agreement, dated as of August 14, 2009, as amended. Pursuant to the refinancing, participating creditors representing approximately 92.7% of the aggregate principal amount outstanding under the existing Financing

Agreement agreed to extinguish their existing loans and private placement notes and to receive in place thereof:

approximately U.S.$6.155 billion in aggregate principal amount of new loans and new U.S. Dollar private placement notes issued pursuant to a New Facilities Agreement and a New Note Purchase

Agreement, both dated as of September 17, 2012; and

U.S.$500 million of new 9.5% senior secured notes due 2018,

issued pursuant to an indenture dated as of September 17, 2012,

which notes were delivered by the exchange agent to recipients.

As a result of the refinancing, the New Facilities Agreement, with a final maturity of February 14, 2017, the principal terms of which were previously announced in CEMEX’s press release dated June 29, 2012,

became effective on September 17, 2012. Also, approximately U.S.$525 million aggregate principal amount of loans and U.S. Dollar private placement notes remain outstanding under the original Financing

Agreement, as amended and restated pursuant to the terms of the exchange offer, and the Note Purchase Agreement, each with a final maturity of February 14, 2014.

CEMEX subsidiary presents application to Colombian authorities for potential sale of a minority stake in its Latin American assets

On August 21, 2012, CEMEX announced that CEMEX Latam Holdings, S.A.

(“CEMEX Latam”), a wholly owned subsidiary of CEMEX España, S.A.,

presented to the Superintendencia Financiera de Colombia an application to list its shares on the Colombian stock exchange and to offer a minority of CEMEX Latam’s shares in a public offering to investors in Colombia and, in a concurrent private placement, to eligible investors outside of

Colombia. CEMEX Latam’s assets are expected to include substantially all of CEMEX’s assets in Central and South America, which does not include

Mexico. This application is one component of the previously announced asset sale alternatives CEMEX is pursuing in connection with its ongoing initiative to reduce debt and extend its debt maturities. CEMEX continues to pursue its previously announced asset sale alternatives, and ultimate implementation of any of such alternatives (which include the potential sales of: (i) a minority stake in operations in select countries; (ii) selected

U.S. assets; (iii) selected European assets; and/or (iv) other non core assets) remains at the discretion of CEMEX.

CEMEX signs strategic agreement with IBM to provide business process outsourcing and IT services

On July 30, 2012, CEMEX and IBM announced a 10 year strategic agreement in which IBM will deliver world class business process and information technology services. Additionally, IBM will provide to CEMEX business consultant services to detect and drive sustainable improvements in profitability, using the entire breadth of IBM’s capabilities, including R&D expertise. This agreement is expected to generate CEMEX savings of close to US$1 billion during the life of the contract. Additionally, it will improve the quality of the services provided to CEMEX; enhance business agility and scalability; maximize internal efficiencies; and allow the company to better serve its customers. The

10 year services contract awarded to IBM is worth just over US$1 billion,

and will include: finance and accounting, and human resource back office services, as well as IT infrastructure, application development and maintenance services. Together, IBM and CEMEX will implement state ofthe art business processes, practices, and information systems developed by IBM. CEMEX will also leverage IBM’s worldwide expertise to accelerate and replicate innovative practices in CEMEX business units to achieve better customer service, increase process quality and sustain cost improvements.

CEMEX launches its new global ready mix concrete brand: Insularis

On July 26, 2012, CEMEX announced the launch of its latest global readymix concrete brand, Insularis. This new brand offers a portfolio of construction solutions and ready mix concrete products designed to improve the energy efficiency of buildings—intensifying the company’s commitment to bring about industry transforming sustainable

construction practices. One unique construction solution under the

Insularis brand portfolio is a special ready mix concrete product created by integrating innovative concrete technologies with a proprietary construction system. This innovation makes it possible to offer a 100%

structural light weight ready mix concrete solution with superior thermal insulation that very effectively reduces thermal bridges and improves acoustic performance. Another important feature of Insularis ready mix concretes is their fresh properties, including self compacting, high workability retention of at least 90 minutes and easy to pump. These qualities are made possible due to tailor designed proprietary admixture technologies. Insularis was developed by the CEMEX Research Group AG in Switzerland in collaboration with CEMEX France, who played a fundamental role in the industrialization of this construction system.

Insularis is already being offered in Mexico and France, and the industrialization of this technology is underway in a number of CEMEX countries.

2012 Third Quarter Results Page 16

OTHER INFORMATION

Most significant reconciliation items from MFRS to IFRS in 2011

Considering the disclosure requirements of IFRS 1 and IAS 34, the following tables present the reconciliation from MFRS to IFRS of the main accounts of the consolidated balance sheet as of September 30, 2011 and the statements of operations for the nine month and the three month periods ended September 30, 2011.

Reconciliation of statements of operations for the nine month period ended September 30, 2011

Millions of US

dollars

Reconciling

notes MFRS Adjustment

(unaudited)

IFRS

(unaudited)

Net sales (m) 11,437 76 11,513

Cost of sales (d, e, f, m) (8,134) (88) (8,222)

Gross profit 3,303 (12) 3,291

Operating expenses (e, f, m) (2,566) 17 (2,549)

Operating income 737 5 742

Other expenses, net (e, m) (366) 84 (282)

Operating income

after other

expenses, net 371 89 460

Comprehensive

financing cost, net (b, g, m) (1,558) 410 (1,148)

Equity in loss of

associates (m) (40) 6 (34)

Loss before income

taxes (1,227) 505 (722)

Income tax (k, l, m) (191) (275) (466)

Consolidated net

loss (1,418) 230 (1,188)

Non controlling

interest net income

(loss) (2) 4 2

Controlling interest

net loss (1,416) 226 (1,190)

Reconciliation of statements of operations for the three month period ended September 30, 2011

Millions of US

dollars

Reconciling

notes MFRS Adjustment

(unaudited)

IFRS

(unaudited)

Net sales (m) 3,967 10 3,977

Cost of sales (d, e, f, m) (2,781) (19) (2,800)

Gross profit 1,186 (9) 1,177

SG&A expenses (e, f, m) (881) 7 (874)

Operating income 305 (2) 303

Other expenses, net (e, m) (93) 38 (55)

Operating income

after other

expenses, net 212 36 248

Comprehensive

financing cost, net (b, g, m) (916) 245 (671)

Equity in loss of

associates (m) (7) 2 (5)

Loss before income

taxes (711) 283 (428)

Income tax (k, l, m) (111) (190) (301)

Consolidated net

loss (822) 93 (729)

Non controlling

interest net Income (1) 1

Controlling interest

net loss (821) 92 (729)

Balance sheet reconciliation as of September 30, 2011

Millions of US

dollars

Reconciling

notes MFRS Adjustment

(unaudited)

IFRS

(unaudited)

Total Assets 39,945 (749) 39,196

Cash and

Investments 736 736

Trade receivables

less allowance for

doubtful accounts (a) 1,225 992 2,217

Other accounts

receivables and

other current assets (a, b, c) 1,024 (273) 751

Inventories, net (d) 1,309 (1) 1,308

Property, machinery

and equipment (c, e) 17,871 (898) 16,973

Other non current

assets (c, f, g, k,) 17,780 (569) 17,211

Total Liabilities 24,511 1,747 26,258

Current Liabilities (a, c, i, j) 4,054 505 4,559

Long term

liabilities (b, c, h) 16,965 (2,060) 14,905

Other liabilities

(a, b, c, i, j,

k, l) 3,492 3,302 6,794

Total stockholders’

equity 15,434 (2,496) 12,938

Total liabilities and

stockholders´

equity 39,945 (749) 39,196

Notes to the reconciliations from MFRS to IFRS

a) Derecognition of financial assets and liabilities

CEMEX has securitization programs in several countries with various financial institutions under which, in accordance with MFRS and considering that CEMEX surrenders control associated with the trade receivables sold and that there is no guarantee or obligation to reacquire the assets, the accounts receivable were removed from the balance sheet at the moment of the sale, except for the unfunded amounts that were reclassified to other short term accounts

receivable. IAS 39 under IFRS does not permit many securitizations to qualify for derecognition due to some ongoing involvement that causes entities to retain some of the risks and rewards related to the transferred assets. Hence, under IFRS, except for non recourse factoring transactions, CEMEX´s securitization programs of trade accounts receivable under IFRS did not qualify for derecognition, and the funded amount is recognized against a corresponding liability. As of September 30, 2011 there was a net increase in short term assets of approximately US$693 million.

b) Fair value of derivative financial instruments

IAS 39 under IFRS requires that the fair value of derivative financial instruments should reflect the credit risk of the counterparties, in comparison with MFRS that does not provide any related guidance. As of September 30, 2011, the effect of including the credit risk to

CEMEX´s derivative financial instruments represented a net increase of

US$14 million in the net liability under IFRS. The corresponding effect for the nine month and the three month periods ended September 30,

2011 represented an approximately loss of US$22 million and a gain of

US$7million, respectively.

Under IFRS, due to the functional currency of the issuer, the conversion options embedded in CEMEX’s convertible notes are recognized at fair value through the statements of operations. Under

MFRS, these options represented the equity components of such notes and were not subsequently valued after initial recognition. For the nine month and the three month periods ended September 30, 2011,

changes in fair value under IFRS of the aforementioned options resulted in gains of approximately US$417 million and US$268 million,

respectively.

2012 Third Quarter Results Page 17

OTHER INFORMATION

c) Others

As of September 30, 2011, in order to comply with IFRS presentation requirements that differ from MFRS, there are certain reclassifications between line items in the balance sheet, the most significant are as follows: a) Approximately US$221 million of extraction rights and rights for using rented quarries were reclassified from fixed assets under MFRS to intangible assets under IFRS; and b) Approximately US$85 million of deferred financing costs under MFRS were reclassified to debt under

IFRS.

d) Storage costs

According to IAS 2 under IFRS, storage costs that are incurred during the production process should be excluded from the cost of inventories and are required to be expensed as incurred. Under MFRS, storage costs were recognized within inventories. As of September 30, 2011, this adjustment represented a reduction in inventory under IFRS of approximately US$1 million. The corresponding effects during the nine month and the threemonth periods ended September 30, 2011 represented immaterial

decreases in cost of sales against inventories.

e) Property, machinery and equipment

As of September 30, 2011, resulting from the valuation of mineral reserves, certain buildings and major machinery and equipment located in several countries at fair value as deemed cost upon transition to IFRS,

this line item decreased approximately US$44 million under IFRS as compared to the carrying amount that such assets had under MFRS.

Under MFRS, in order to restate certain components of the financial statements by inflation, several CEMEX’s operations were considered as operating in highly inflationary environments considering that the accumulated inflation rate over the last three years exceeded 26%. Upon transition to IFRS as of January 1, 2010 and as of September 30, 2011, the

threshold to consider whether an economy is hyperinflationary presented when the accumulated inflation rate over the last three years is approaching, or exceeds 100% was not reached in any country in which

CEMEX operates. Consequently, as of September 30, 2011, the

elimination under IFRS of inflation restatement effects of property,

machinery and equipment and intangible assets recognized under MFRS resulted in a net decrease in this line item for approximately US$559 million.

For the nine month and the three month periods ended September 30,

2011, the different depreciable amounts of property, machinery and equipment under IFRS resulting from the reconciling adjustments described above, resulted in increases in the depreciation expense under

IFRS for approximately US$57 million and US$20 million, respectively, as compared to the amounts recognized under MFRS.

f) Intangible assets

Resulting from the identification and separation as intangible assets upon transition to IFRS of certain extraction permits in the cement and ready mix sectors that were recognized within goodwill under MFRS, for the nine month and the three month periods ended September 30, 2011, the amortization expense associated with extraction permits under IFRS decreased by approximately US$16 million and US$4 million,

respectively, as compared to the amounts recognized under MFRS.

g) Deferred financing costs

Upon transition to IFRS, deferred financing costs under MFRS associated with CEMEX’s Financing Agreement for approximately US$514 million did not meet all the requirements for capitalization and deferral under IAS 39 and were immediately recognized upon transition against retained earnings, decreasing CEMEX’s deferred charges under IFRS. In connection with this adjustment, for the nine month and the three month periods ended September 30, 2011, the amortization of deferred financing costs under IFRS recognized in the statements of operations decreased for approximately US$125 million and US$40 million, respectively, as compared to the amounts recognized under MFRS.

h) Amortized cost of debt under the Financing Agreement

As of September 30, 2011, resulting from differences in the amortized cost of a portion of the debt included in CEMEX’s Financing Agreement upon transition to IFRS, the balance of debt under IFRS decreased for approximately US$6 million. For the nine month and the three month periods ended September 30, 2011, the accretion expense of this debt

(interest expense) associated with changes in its amortized cost was approximately US$2 million and US$0.4 million, respectively.

i) Pensions and postretirement benefits

Upon transition to IFRS, CEMEX elected to reset to zero all cumulative net actuarial losses pending for amortization under MFRS against retained earnings. As of September 30, 2011, in connection with this adjustment,

the employee benefits’ liability increased for approximately US$411 million as compared to the amount recognized under MFRS.

Under IFRS, termination benefits are expensed as incurred, whereas under MFRS, such termination benefits were accrued based on actuarial calculations of the estimated obligation. Upon transition to IFRS, the provision under MFRS was cancelled against retained earnings. As a result of this adjustment, as of September 30, 2011, the employee benefits liability under IFRS decreased for approximately US$34 million.

j) Asset retirement obligations (decommissioning costs)

Upon transition to IFRS, there were certain differences between CEMEX’s liabilities for asset retirement obligations under MFRS and those determined under IFRS, which resulted in an increase in the liability under IFRS against the related assets. As of September 30, 2011 as a result of this adjustment, the liabilities for asset retirement obligations under IFRS increased by approximately US$36 million.

k) Deferred income taxes

The different amounts of assets and liabilities under IFRS generate changes in the deferred tax assets and liabilities under IFRS as compared to those previously recognized under MFRS. As of September 30, 2011,

the net deferred tax asset under IFRS (deferred tax assets less deferred tax liabilities) increased for approximately US$169 million, as compared to the net deferred tax asset previously recorded under MFRS.

l) Uncertain tax positions

Under MFRS, the income tax effects from an uncertain tax position were recognized following a cumulative probability model; meanwhile, under

IFRS, the tax effects of a position are measured using either an expected value approach or a single best estimate of the most likely outcome only if it is “more likely than not” to be sustained based on its technical merits as of the reporting date. In making this assessment, CEMEX has assumed that the tax authorities will examine each position and have full knowledge of all relevant information. Each position has been considered on its own, regardless of its relation to any other broader tax settlement.

The more likely than not threshold represents a positive assertion by management that CEMEX is entitled to the economic benefits of a tax position. If a tax position is not considered more likely than not to be sustained, no benefits of the position are to be recognized. As of

September 30, 2011, resulting from the difference in the measurement and recognition of the effects related to uncertain tax positions between

MFRS and IFRS, the provision for uncertain tax positions recorded under

IFRS increased for approximately US$522 million as compared to the amounts recorded under MFRS. For the nine month and the three month periods ended September 30, 2011, the income tax effects from the uncertain tax positions under IFRS resulted in increase in the income tax expense for approximately US$128 million and US$55 million

respectively, as compared to the amounts recorded under MFRS.

2012 Third Quarter Results Page 18

OTHER INFORMATION

m) Ready Mix Consolidation

Considering certain potential voting rights, under IFRS, the acquisition date of Ready Mix USA, LLC was March 31, 2011, whereas under MFRS,

CEMEX acquired Ready Mix USA, LLC on August 1, 2011 date in which

CEMEX assumed effective control. As a result of this difference, CEMEX’s statement of operations under IFRS for the nine month and three month period ended September 30, 2011,include results of operations of Ready

Mix USA, LLC for the same period.

Mexican Tax Reform 2010

In November 2009, the Mexican Congress approved amendments to the income tax law that became effective on January 1, 2010. The new law included changes to the tax consolidation regime that require CEMEX to,

among other things, determine income taxes as if the tax consolidation provisions in Mexico did not exist from 1999 onward. These changes also required the payment of taxes on dividends between entities of the consolidated tax group (specifically, dividends paid from profits that were not taxed in the past), certain special items in the tax consolidation, as well as tax loss carryforwards generated by entities within the consolidated tax group that should have been recovered by such individual entities over the succeeding 10 years. These amendments increased the statutory income tax rate from 28% to 30% for the years

2010 to 2012, 29% for 2013, and decreased it to 28% for 2014 and future years. Pursuant to these amendments, the parent company was required to pay in 2010 (at the 30% tax rate) 25% of the tax resulting from eliminating the tax consolidation effects from 1999 to 2004, and to pay an additional 25% in 2011. The remaining 50% is required to be paid as follows: 20% in 2012*, 15% in 2013, and 15% in 2014. With respect to the consolidation effects originated after 2004, these should be considered during the sixth fiscal year following their origination and are be payable over the succeeding five years in the same proportions (25%, 25%, 20%,

15%, and 15%), and, in relation to this, the consolidation effect for 2005 has already been notified to CEMEX and considered. Applicable taxes payable as a result of the changes to the tax consolidation regime will be increased by inflation, as required by the Mexican income tax law. As of

December 31, 2009, based on Interpretation 18, the parent company recognized the nominal value of estimated taxes payable in connection with these amendments of approximately US$799 million. This amount was recognized by the parent company as a tax payable on its balance sheet against “Other non current assets” for approximately US$628 million, in connection with the net liability recognized before the new tax law and that the parent company expects to realize in connection with the payment of this tax liability; and approximately US$171 million against “Retained earnings” for the portion, according to the new law,

related to: a) the difference between the sum of the equity of the controlled entities for tax purposes and the equity for tax purposes of the consolidated entity; b) dividends from the controlled entities for tax purposes to CEMEX, S.A.B. de C.V.; and c) other transactions between the companies included in the tax consolidation that represented the transfer of resources within the group. In December 2010, pursuant to additional rules, the tax authorities eliminated certain aspects of the law related to the taxable amount for the difference between the sum of the equity of the controlled entities for tax purposes and the equity for tax purposes of the consolidated entity. As a result, the parent company reduced its estimated tax payable by approximately US$235 million against a credit to “Retained earnings.”

In 2011, changes in the parent company’s tax payable associated with the tax consolidation in Mexico are as follows (approximate US$

Millions):

2011

Balance at the beginning of the period $727

Income tax received from subsidiaries $168

Restatement for the period $35

Payments during the period ($36)

Other ($5)

Balance at the end of the period $889

As of December 31, 2011, the balance of tax loss carryforwards that have not been considered in the tax consolidation was approximately

US$1,038 million. As of December 31, 2011, the estimated payment schedule of taxes payable resulting from these changes in the tax consolidation regime in Mexico were as follows (approximate amounts in millions of US dollars):

2012 $50*

2013 $50

2014 $143

2015 $151

2016 $127

2017 and thereafter $368

$889

*	This payment was done in March 2012.

Nationalization of CEMEX Venezuela

On August 18, 2008, the Government of Venezuela expropriated all business, assets and shares of CEMEX Venezuela and took control of its facilities. CEMEX controlled and operated CEMEX Venezuela until August

17, 2008. In October 2008, CEMEX submitted a request to the

International Centre for Settlement of Investment Disputes (“ICSID”),

seeking international arbitration claiming that the nationalization and seizure of the facilities located in Venezuela and owned by CEMEX

Venezuela did not comply with the terms of the treaty for the protection of investments signed by the Government of Venezuela and the

Netherlands and with international law, because CEMEX had not receive any compensation and no public purpose was proven. On November 30,

2011, following negotiations with the Government of Venezuela and its affiliate Corporación Socialista de Cemento, S.A., a settlement agreement was reached between CEMEX and the Government of Venezuela that closed on December 13, 2011. Under this settlement agreement, CEMEX received compensation for the expropriation of CEMEX Venezuela and administrative services provided after the expropriation in the form of: (i)

a cash payment of US$240 million; and (ii) notes issued by Petróleos de

Venezuela, S.A. (“PDVSA”), with nominal value and interest income to maturity totaling approximately US$360 million. Additionally, as part of the settlement, claims among all parties and their affiliates were released and all intercompany payments due from or to CEMEX Venezuela to and from CEMEX were cancelled, resulting in the cancellation for CEMEX of accounts payable net of approximately US$154 million. Pursuant to this settlement agreement, CEMEX and the government of Venezuela agreed to withdraw the ICSID arbitration. As a result of this settlement, CEMEX cancelled the book value of its net assets in Venezuela of approximately

US$503 million and recognized a settlement gain in the statement of operations of approximately US$25 million, which includes the write off of estimated currency translation effects accrued in equity.

2012 Third Quarter Results Page 19

DEFINITIONS OF TERMS AND DISCLOSURES

Methodology for translation, consolidation, and presentation of results

Under IFRS, beginning January 1, 2008, CEMEX translates the financial statements of foreign subsidiaries using exchange rates at the reporting date for the balance sheet and the exchange rates at the end of each month for the income statement. CEMEX reports its consolidated results in Mexican pesos.

For the reader’s convenience, beginning June 30, 2008, US dollar amounts for the consolidated entity are calculated by converting the nominal Mexican peso amounts at the end of each quarter using the average MXN/US$ exchange rate for each quarter. The exchange rates used to convert results for the third quarter of 2012 and the third quarter of 2011 are 13.14 and 12.65 Mexican pesos per US dollar,

respectively.

Per country/region figures are presented in US dollars for the reader’s convenience. Figures presented in US dollars for Mexico, as of

September 30, 2012, and September 30, 2011, can be converted into their original local currency amount by multiplying the US dollar figure by the corresponding average exchange rates for 2012 and 2011,

provided below.

Breakdown of regions

Northern Europe includes operations in Austria, the Czech Republic,

France, Germany, Hungary, Ireland, Latvia, Poland, and the United

Kingdom, as well as trading operations in several Nordic countries.

The Mediterranean region includes operations in Croatia, Egypt, Israel,

Spain, and the United Arab Emirates.

The South, Central America and the Caribbean region includes

CEMEX’s operations in Argentina, Bahamas, Brazil, Colombia, Costa

Rica, the Dominican Republic, El Salvador, Guatemala, Haiti, Jamaica,

Nicaragua, Panama, Peru, and Puerto Rico, as well as trading operations in the Caribbean region.

The Asia region includes operations in Bangladesh, China, Malaysia,

the Philippines, Taiwan, and Thailand.

Definition of terms

Free cash flow equals operating EBITDA minus net interest expense,

maintenance and strategic capital expenditures, change in working capital, taxes paid, and other cash items (net other expenses less proceeds from the disposal of obsolete and/or substantially depleted operating fixed assets that are no longer in operation and coupon payments on our perpetual notes).

Maintenance capital expenditures investments incurred for the purpose of ensuring the company’s operational continuity. These include capital expenditures on projects required to replace obsolete assets or maintain current operational levels, and mandatory capital expenditures, which are projects required to comply with governmental regulations or company policies.

Net debt equals total debt (debt plus convertible bonds and financial leases) minus cash and cash equivalents.

Operating EBITDA equals operating income plus depreciation and operating amortization.

pp equals percentage points

Strategic capital expenditures investments incurred with the purpose of increasing the company’s profitability. These include capital expenditures on projects designed to increase profitability by expanding capacity, and margin improvement capital expenditures, which are projects designed to increase profitability by reducing costs.

Working capital equals operating accounts receivable (including other current assets received as payment in kind) plus historical inventories minus operating payables.

Earnings per ADS

The number of average ADSs outstanding used for the calculation of earnings per ADS was 1,117.4 million for the third quarter of 2012, 1,114.7 million for year to date 2012, 1,109.2 million for the third quarter of 2011, and 1,107.7 million for year to date 2011.

According to the IAS 33 Earnings per share, the weighted average number of common shares outstanding is determined considering the number of days during the accounting period in which the shares have been outstanding,

including shares derived from corporate events that have modified the stockholder’s equity structure during the period, such as increases in the number of shares by a public offering and the distribution of shares from stock dividends or recapitalizations of retained earnings and the potential diluted shares (Stock options, Restricted Stock Options and Mandatory

Convertible Shares). The shares issued as a result of share dividends,

recapitalizations and potential diluted shares are considered as issued at the beginning of the period.

2012 Third Quarter Results Page 20

Exchange rates January September Third Quarter

2012 2011 2012 2011

Average Average Average Average

Mexican peso 13.21 12.10 13.14 12.65

Euro 0.7778 0.7077 0.7979 0.7122

British pound 0.6307 0.6191 0.6297 0.6220

Amounts provided in units of local currency per US dollar.